PRESS RELEASE

ITH drilling intersects 1540 g/t (49.5 ounces/t) Gold over 0.8 metres at the LMS Project, Alaska.

September 5, 2006

For Immediate Release

Vancouver, B.C……..International Tower Hill Mines Ltd. (“ITH” or “the Company”) is pleased to provide an update on its current drill program at the LMS project, Alaska.  LMS is located 40 kilometres south of the Pogo Gold Mine (~5M oz gold), within 14 kilometres of the Richardson highway and 15 kilometres north of the city of Delta Junction.  ITH is earning a 60% interest in the LMS project from AngloGold Ashanti (USA) Exploration Inc. (see press releases of June 15 and August 8, 2006 for details).

The current phase of drilling has extended mineralization at the Camp Zone approximately 500 meters along strike, over 200 metres in width and to a depth of at least 300 metres (Fig. 1).  The Camp Zone is only one of 6 currently defined surface soil anomalies occurring along a 6 kilometre long gold mineralized trend at LMS.

The most recent intercepts define a high-grade mineralized zone occurring within a thrusted, faulted and folded block of schist and gneiss units.  To date, a total of 33 drill holes (7400 metres) have been completed on the property, of which 21 holes (4,800 metres) have tested the Camp zone.  Significant intercepts include 2.8 metres @ 29.1 g/t gold in LM-06-21, 4 metres @ 11.8 g/t gold in LM-06-26 and 1.8 metres @ 706.8 g/t gold (including 0.8 metres @ 1540 g/t) in LM-05-29.  Highlights of results from the 2005 drilling and the first 11 holes drilled in 2006 are shown in Table 1.

High-grade gold mineralization at LMS commonly occurs in late stage quartz stockwork veins hosted within brecciated siliceous graphitic horizons in schist and gneiss units which are parallel to a thrust contact.  These stockwork zones appear to be related to a west-northwest trend of mineralization which is currently open to the east, west and at depth.  Native gold is common within the high-grade zones, often exceeding values of 10g/t gold.

Project Background

The LMS project was discovered in 2004 by AngloGold Ashanti (USA) Exploration Inc. during a regional sampling program.  LMS was first drilled in 2005, resulting in the intersection of significant gold mineralization at the Camp Zone.  In the spring of 2006, AngloGold Ashanti (USA) Exploration Inc. began a follow-up drill program which ITH is continuing as part of its option expenditure commitment and is the subject of this press release.  Results from this follow-up program have expanded the original Camp Zone area of mineralization along strike, at depth and laterally.

ITH plans to continue aggressively drill testing the LMS project until mid-September.  Drilling, presently in progress, will test two new soil anomalies as well as following up on the current success at the Camp Zone.

Qualified Person and Quality Control/Quality Assurance

EurGeol Dr. Mark D. Cruise, a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this news release.  Dr. Cruise is the Vice President-Exploration of Cardero Resource Corp.  Cardero recently acquired a 13.3% equity position in ITH.

The work program at LMS was designed and is supervised by Jeffrey A. Pontius, President of Talon Gold (US) LLC (a wholly owned subsidiary of ITH responsible for carrying out the exploration programs on ITH’s Alaskan properties), who is responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project photograph the core from each individual borehole prior to preparing the split core, which is then sealed and shipped to ALS Chemex for assay.  ALS Chemex's quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025: 1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

International Tower Hill Mines Ltd. is a resource exploration company focused in Alaska that controls a number of exploration projects representing a spectrum of early stage to advanced gold discoveries.  ITH is committed to building share holder value through new discoveries while maintaining a majority interest in its holdings, thereby giving its shareholders the maximum value for their investment.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Anton J. Drescher

Anton J. Drescher,
President and Chief Executive Officer

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents of this press release, which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding future anticipated property acquisitions, exploration program results, the discovery and delineation of mineral deposits/resources/reserves, business and financing plans, potential mining scenarios, the success of mineral processing procedures, business trends and future operating costs and revenues.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Company's ability to obtain any necessary permits, consents or authorizations required for its activities, the Company's ability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies.  All of the Company's public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.

This press release contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine.  The Company advises US investors that the US Securities and Exchange Commission's mining guidelines strictly prohibit information of this type in documents filed with the SEC.  Readers are cautioned that the Company has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties are not indicative of mineral deposits on the Company's properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.

Figure 1 Drill hole location map

Table 1

Significant Intercepts from 2005 (LM-05) and 2006 (LM-06) LMS Drilling

Hole ID	TD (m)	From (m)	To (m)	Width (m)	Grade (g/t Au)	Area
LM-05-01	91.4	1.5	32	30.48	1.1	Camp Zone
	includes	3.1	7.6	4.6	4.1
	includes	9.14	15.2	6.1	1.3
LM-05-02	109.7	7.62	12.2	4.6	1.1	Camp Zone
		25.91	29.0	3.1	3.8
	includes	25.91	27.4	1.5	7.3
LM-05-03	91.4	13.72	16.8	3.0	1.5	Camp Zone, South
LM-05-04	91.4		None			Recon Target
LM-05-05	91.4		None			Recon Target
LM-05-06	91.4		None			Recon Target
LM-05-07	121.9	19.8	45.7	25.9	1.2	Camp Zone
	includes	27.4	35.1	7.6	2.5
LM-05-08	91.4		None			Recon Target
LM-05-09	91.4		None			Recon Target
LM-05-10	91.4		None			Recon Target
LM-05-11	261.0	109.7	125.1	15.4	3.4	Camp Zone
	includes	109.7	113.5	3.8	1.4
	includes	121.9	125.1	3.2	13.7
		140.7	142.7	2.0	1.8
LM-05-12	264.6	143.0	146.3	3.4	21.5	Camp Zone
	includes	144.2	146.3	2.1	32.4
		158.8	159.7	0.9	1.7
		171.8	173.3	1.5	49.3
LM-05-13	244.5	46.6	51.2	4.6	4.0	Camp Zone
	includes	46.6	48.2	1.5	5.2
		53.8	56.4	2.6	2.1
		67.1	68.6	1.5	1.2
LM-05-14	154.8	61.3	62.8	1.5	1.8	Camp Zone
		69.0	70.5	1.5	1.1
		96.9	99.8	2.9	1.7
LM-05-15	268.8	78.0	78.8	0.8	2.0	Camp Zone, South
LM-05-16	244.6	105.2	109.4	4.2	2.0	Camp Zone, North
LM-05-17	241.8	57.9	58.6	0.7	1.8	Camp Zone, North
		95.8	96.3	0.5	1.3
		137.5	139.0	1.5	2.5
LM-06-18	291.1		None			Recon Target
LM-06-19	86.9		None			Water Well Hole
LM-06-20	85.3		None			Water Well Hole
LM-06-21	335	165.7	166.0	0.3	4.1	Camp Zone
		213.6	215.3	1.7	2.1
	includes	213.6	214.2	0.6	3.6
	includes	215.0	215.3	0.3	3.3
		227.4	228.0	0.6	3.4
		233.6	234.2	0.6	1.3
		242.6	243.3	0.7	3.0
		258.2	258.5	0.4	2.7
		262.3	262.6	0.3	1.1
		279.2	280.9	1.7	2.8
	includes	279.2	279.5	0.3	10.0
		279.5	280.9	1.4	1.3
		295.7	297.2	1.5	5.1
	includes	295.7	296.2	0.5	13.0
	includes	296.9	297.2	0.4	3.6
		299.9	302.7	2.8	29.1
	includes	299.9	301.6	1.7	1.9
	includes	302.1	302.7	0.7	117.0
		308.8	309.4	0.6	24.0
LM-06-22	435.3	282.6	282.9	0.2	5.1	Camp Zone
		296.8	297.2	0.4	6.8
		326.9	327.1	0.2	5.0
LM-06-23	390.5	118.6	119.8	1.2	4.3	Camp Zone
	includes	118.6	119.1	0.5	8.6
		350.3	351.1	0.8	2.0
		365.0	365.9	0.9	1.1
LM-06-24	490.3	175.9	178.7	2.8	7.4	Camp Zone
	includes	175.9	176.6	0.8	15.4
	includes	178.0	178.5	0.5	13.1
		179.5	180.3	0.8	9.6
	includes	179.5	179.8	0.2	17.2
		245.9	246.6	0.7	1.4
		251.2	251.8	0.6	1.7
		286.1	286.5	0.4	2.9
		416.8	417.4	0.6	1.3
		474.4	474.8	0.4	1.0
LM-06-25	In Progress					Camp Zone
LM-06-26	386.2	117.4	118.1	0.7	1.3	Camp Zone, NW
		225.9	227.1	1.2	7.5
		237.7	238.8	1.0	2.0
		267.3	267.9	0.6	4.0
		269.8	272.2	2.4	4.9
		282.2	286.2	4.0	11.8
	includes	282.2	283.7	1.4	27.7
	includes	285.6	286.2	0.6	10.0
		296.6	297.2	0.6	1.1
		306.0	306.8	0.8	7.0
		320.7	321.1	0.4	1.6
		380.3	380.9	0.6	22.3
LM-06-27	172.5	Lost Hole	None			Camp Zone, East
LM-06-28	454.2		None			Recon Target
LM-06-29	465.4	153.5	158.6	5.1	10.1	Camp Zone
	includes	153.5	154.8	1.3	32.8
		167.9	168.5	0.6	4.0
		182.1	183.9	1.8	706.8
	includes	182.1	182.9	0.8	1540.0
	includes	183.5	183.9	0.4	10.4
		375.2	375.5	0.3	2.3
		392.8	393.6	0.8	2.4
		435.3	435.8	0.5	4.9
		452.1	453.6	1.5	1.9